[Marcum LLP]

April 7, 2011

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington DC  20549

Commission File No. 000-54012

Ladies and Gentlemen:

We have read Item 4.01 and Item 4.02 of Heartland Bridge Capital, Inc.’s First Amended Form 8-K/A dated April 7, 2011, and are in agreement with the statements in Item 4.01 and 4.02 contained therein, as they relate to our firm.

Very truly yours,

/s/ Marcum LLP

Marcum LLP